NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 30, 2008, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on September 26, 2008 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the Mandatory Conversion which became effective after the close of business on September 26, 2008, each Contingent Convertible Perpetual Non-Cumulative Preferred Stock, Series A of Citizens Republic Bancorp, Inc. was converted into the right to receive 12.50 shares of Common Stock (Symbol: CRBC) of Citizens Republic Bancorp, Inc. (NASDAQ). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on September 29, 2008.